UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2026

Hancock Whitney Corporation

(Exact name of registrant as specified in its charter)

Mississippi	001-36872	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hancock Whitney Plaza

2510 14th Street

Gulfport, Mississippi 39501

(Address of principal executive offices) (Zip Code)

(228) 868-4000

(Registrant’s telephone, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $3.33 per share	HWC	Nasdaq
6.25% Subordinated Notes	HWCPZ	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Effective August 1, 2026, Hancock Whitney Corporation, a Mississippi corporation (“Hancock Whitney”), completed its previously announced mergers (the “Mergers”) with OFB Bancshares, Inc., a Florida corporation (“OFB Bancshares”), pursuant to an Agreement and Plan of Merger, dated as of May 15, 2026 (the “Merger Agreement”) between Hancock Whitney, OFB Bancshares and a wholly owned subsidiary of Hancock Whitney (the “Merger Subsidiary”). At closing, OFB Bancshares merged with and into the Merger Subsidiary, with OFB Bancshares surviving the merger (the “first merger”) and then merged with and into Hancock Whitney, with Hancock Whitney surviving the merger (the “second merger”). Immediately following the effective time of the second merger, OFB Bancshares’ wholly owned banking subsidiary, One Florida Bank, merged with and into Hancock Whitney’s wholly owned banking subsidiary, Hancock Whitney Bank (the “Bank Merger”), with Hancock Whitney Bank continuing as the surviving bank in the Bank Merger.

Pursuant to the Merger Agreement, at the effective time of the first merger, OFB Bancshares common stock and stock options were converted into the right to receive cash, without interest, in an aggregate of approximately $377.6 million.

On August 3, 2026, Hancock Whitney issued a press release announcing the completion of the Mergers, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release, dated August 3, 2026

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK WHITNEY CORPORATION

Date: August 3, 2026	By: /s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer